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USX Corporation             John A. Hammmerschmidt
Law Department              Assistant General Counsel
600 Grant Street            Corporate & Assistant Secretary
Pittsburgh, PA 15219-4776
412 433 2922
Fax: 412 433 2015


                                                                     EXHIBIT 5.2

March 26, 1997

[LOGO OF USX]


USX Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-4776

USX Capital Trust I
101 Barclay Street
New York, New York 10286

Dear Sir or Madam:

I am Assistant General Counsel and Assistant Secretary of USX Corporation, a Delaware Corporation (the "Company"). I, or attorneys acting under my supervision, have acted as counsel to the Company, and USX Capital Trust I, a Delaware statutory business trust (the "Trust" and, together with the Company, the "Registrants") in connection with the preparation of the Registration Statement on Form S-4 (File Nos. 333-23291 and 333-23291-01), as amended by Pre-Effective Amendment No. 1 thereto (as amended, the "Registration Statement"), filed jointly by the Registrants with the Securities and Exchange Commission (the "SEC").

The Registration Statement relates to the offer and sale (the "Exchange Offer") by the Company of 6.75% Convertible Quarterly Income Preferred Securities (the "Trust Convertible Preferred Securities") of the Trust in exchange for outstanding shares of the 6.50% Cumulative Convertible Preferred Stock (the "6.50% Convertible Preferred Stock") of the Company. Certain capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.

I, or attorneys under my supervision, have examined and are familiar with originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate in connection with this opinion, including (1) the Registration Statement, (2) the Amended and Restated Declaration of Trust of the Trust, in the form filed as an exhibit to the Registration Statement, pursuant to which the Trust Convertible Preferred Securities will be issued, (3) the Multiple Series Indenture (the "Base Indenture") and First Supplemental Indenture (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture") between the Company and The Bank of New York, as trustee (the "Indenture Trustee"), in the form filed as an exhibit to the Registration Statement, under which the Company will issue its 6.75% Convertible Junior Subordinated Debentures (the "Convertible Debentures") to the Trust in exchange for the Trust Convertible Preferred Securities and all of the common securities of the Trust (the Trust Convertible Preferred Securities and the common securities together, the "Trust Securities"), (4) the Guarantee Agreement (the "Guarantee Agreement") between the Company and The Bank of New York, as trustee (the "Guarantee Trustee"), in the form filed as an exhibit to the Registration Statement, pursuant to which the Company will guarantee certain payment obligations of the Trust to the extent set forth therein,


Marathon Group
U.S. Steel Group
Delhi Group

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USX Corporation
USX Capital Trust I
Page 2
March 26, 1997


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(5) the Certificate of Trust of the Trust as filed in the Office of the
Secretary of State of the State of Delaware on March 13, 1997 (the "Certificate"), (6) the Declaration of Trust of the Trust dated as of March 13, 1997 as executed by the trustees of the Trust (the "Trustees"), (7) the Dealer Manager Agreement (the "Dealer Manager Agreement") among the Company, the Trust, Goldman, Sachs & Co., and Merrill Lynch & Co. in the form filed as an exhibit to the Registration Statement, (8) the Restated Certificate of Incorporation of the Company, as amended to the date hereof, (9) the Bylaws of the Company, as amended to the date hereof, and (10) resolutions adopted to the date hereby by the Board of Directors of the Company relating to, among other things, the Registration Statement, the Exchange Offer, and the Agreement.

I am a member of the Bar of the Commonwealth of Pennsylvania. This opinion is limited to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, and the laws of the United States. I do not express any opinion as to the laws of any other jurisdiction or as to any other laws of the State of Delaware. The Indenture, the Debentures, and Guarantee Agreement each include a provision choosing the law of the State of New York as the governing law. As to certain questions pertaining to New York law, we have assumed that the law of the Commonwealth of Pennsylvania is identical to the law of the State of New York insofar as New York law would be applicable to the opinions expressed in paragraphs 1 and 2 below.

Based upon the foregoing and subject to the limitations expressed below, I am of the opinion that:

     1. The Convertible Debentures, when executed, authenticated, and delivered to the Trust will be duly executed and issued and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms.

     2. The Guarantee Agreement, when executed and delivered to the Guarantee Trustee as contemplated by the Registration Statement, will be duly executed and issued and will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

    3. The shares of USX-U.S. Steel Group Common Stock, par value $1.00 per share (the "Common Stock") of the Company into which the Trust Convertible Preferred Securities and the Convertible Debentures are convertible will, upon conversion and issuance of such shares pursuant to the Amended Declaration, in the case of conversion of Trust Convertible Preferred Securities, or the Indenture, in the case of conversion of the Convertible Debentures, be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

The opinions expressed in paragraphs 1 and 2 above are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other
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            USX Corporation
            USX Capital Trust I
            Page 3
            March 26, 1997

[LOGO OF
USX]
            similar laws relating to or affecting creditor's rights generally, and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

            Very truly yours,

            /s/ John A. Hammerschmidt

            John A. Hammerschmidt